                                                                     EXHIBIT 4.6
                                                                          WAIVER

                                WAIVER AGREEMENT

         This WAIVER AGREEMENT, dated as of December 9, 2002 ("Agreement"), is entered into among SystemOne Technologies Inc., a Florida corporation (the "Company"), Hanseatic Americas LDC ("Hanseatic"), Environmental Opportunities Fund II, LP ("Environmental II"), and Environmental Opportunities Fund II (Institutional), LP ("Environmental Institutional" and collectively with Hanseatic and Environmental II, the "Holders").

                                   WITNESSETH:

         WHEREAS, the Holders collectively own (i) all of the Company's outstanding shares of Series D Convertible Preferred Stock, $1.00 par value per share ("Series D Stock"), and (ii) Warrants (the "Warrants") to purchase an aggregate of 1,514,286 shares of the Company's common stock, $.001 par value per share ("Common Stock");

         WHEREAS, the terms of the Series D Stock and the Warrants give the Holders the right to certain Antidilution Rights (as defined below) resulting from the Company's issuance of (i) warrants to purchase an aggregate of 750,000 shares of Common Stock at an exercise price of $.01 per share in connection with the proposed exchange of certain of the Company's outstanding securities pursuant to an Exchange Agreement (the "Exchange Agreement") to be executed on or about the date hereof, by and among the Company, the Holders and the Junior Note Holders (as defined therein) and (ii) warrants to purchase an aggregate of 250,000 shares of Common Stock (such warrants referenced in clauses (i) and (ii) above being referred to collectively as the "New Warrants") to be issued to the Holders in connection with this Agreement (collectively, the "Issuance");

         WHEREAS, the Holders are willing to waive the Antidilution Rights with respect to the Issuance, and, as consideration for such waiver the Company will issue New Warrants to the Holders;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Waivers.

         a. Warrants. Pursuant to Section 6.3 of the Warrants, as a result of the Issuance the Holders would have been entitled to an antidilution adjustment (the "Warrant Antidilution Rights") to the Exercise Price (as defined in the Warrants) of the Warrants. In consideration of and effective upon issuance of the New Warrants pursuant to Section 2 hereof, the Holders hereby waive the Warrant Antidilution Rights with respect to the Issuance and the issuance and sale of shares of Common Stock pursuant to exercises of the New Warrants, it being understood that Section 6.3 of the Warrants shall otherwise remain in full force and effect with respect to any other issuances of securities by the Company in accordance with its terms.

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
         b. Series D Preferred Stock. Pursuant to Section 6.1(b) of the Certificate of Designation of the Series D Stock (the "Certificate of Designation"), as a result of the Issuance the Holders would have been entitled to an antidilution adjustment (the "Series D Antidilution Rights" and collectively with the Warrant Antidilution Rights, the "Antidilution Rights") to the Conversion Price (as defined in the Certificate of Designation) of the Series D Stock. In consideration of and effective upon issuance of the New Warrants pursuant to Section 2 hereof, the Holders hereby waive the Series D Antidilution Rights with respect to the Issuance and the issuance and sale of shares of Common Stock pursuant to exercises of the New Warrants, it being understood that Section 6.1(b) of the Certificate of Designation shall otherwise remain in full force and effect with respect to any other issuances of securities by the Company in accordance with its terms.

2. Issuance of the New Warrants. Simultaneously with the consummation of the transactions contemplated by the Exchange Agreement, the Company will issue to the Holders New Warrants to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $.01 per share. The New Warrants will be (i) issued in the form attached hereto as Exhibit A, and (ii) allocated to the Holders in accordance with Exhibit B.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holders as follows:

         a.       Representations and Warranties in the Exchange Agreement.
Each of the representations and warranties made by the Company in the Exchange Agreement is true and correct on the date hereof, with the same effect as though the text of all such representations and warranties was fully included herein.

         b. Power and Capacity; Authorization. This Agreement and the New Warrants have been duly and validly executed and delivered by the Company, and this Agreement and the New Warrants constitute, legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

         c. No Violation. Neither the execution, delivery and performance by the Company of this Agreement and the New Warrants nor the fulfillment of and compliance with the respective terms hereof and thereof by the Company, will:

                  i. conflict with or result in a breach of the terms, conditions or provisions of;

                  ii. constitute a default or event of default under (with due notice, lapse of time or both);

                  iii. give any third party the right to accelerate any obligation under; or

                  iv. result in a violation of; or require any authorization, consent, approval, exemption or other action by, notice to, or filing with any authority pursuant to, the charter or bylaws of the Company or any applicable regulation, order or any contract to which the Company or its properties or any Company capital stock or securities, are subject.

         d. Valid Issuance of New Warrants. The New Warrants, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and are not subject to preemptive rights created by statute, the Company's Articles of Incorporation or bylaws or any agreement to which the Company is a party or by which it is bound. The Common Stock issuable upon exercise of the Warrants has been duly and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and are not subject to preemptive rights created by statute, the Company's Articles of Incorporation or bylaws or any agreement to which the Company is a party or by which it is bound.

4. Representations and Warranties of the Holders. Each of the Holders hereby represents and warrants to the Company that each of the representations and warranties made by the Holders in the Exchange Agreement is true and correct on the date hereof, with the same effect as though the text of all such representations and warranties was fully included herein.

5. No other Amendments. Except as specifically amended hereby, the Warrants and the Certificate of Designation are and remain unmodified and in full force and effect.

6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYSTEMONE TECHNOLOGIES INC.

By: /s/ Paul I. Mansur
----------------------
Name: Paul I. Mansur
Title: Chief Executive Officer

ENVIRONMENTAL OPPORTUNITIES FUND II, L.P.
ENVIRONMENTAL OPPORTUNITIES FUND II (INSTITUTIONAL), L.P.

By:   Fund II Mgt. Co., LLC
      General Partner

By: /s/ Bruce McMaken
    -----------------
    Name: Bruce McMaken
    Title: Manager

HANSEATIC AMERICAS LDC

By:    Hanseatic Corporation

By: /s/ Paul A. Biddelman
    ---------------------
    Name: Paul A. Biddelman
    Title: President

                                    EXHIBIT A

                               FORM OF NEW WARRANT

                                    EXHIBIT B

                                   ALLOCATION

HOLDER                                           NEW WARRANTS
--------------------------------------------------------------------------
Environmental Opportunities Fund II, L.P.           26,750
--------------------------------------------------------------------------
Environmental Opportunities Fund II                 98,250
(Institutional), L.P.
--------------------------------------------------------------------------
Hanseatic Americas LDC                              125,000
--------------------------------------------------------------------------

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